Exhibit 23.2
\
ERNST & YOUNG (HELLAS) Certified Auditors-Accountants S.A. 8B Chimarras str., Maroussi 151 25 Athens, Greece	Tel: +30 210 2886 000 Fax:+30 210 2886 905 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption  “Experts” and to the use of our report dated March 26, 2021, with respect to the consolidated financial statements of Advent Technologies Inc. included  in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-253114) and related Prospectus of Advent Technologies Holdings, Inc. for the registration of its common stock and warrants.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
March 26, 2021